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Exhibit 10.3

Form of James Barr
TELEPHONE AND DATA SYSTEMS, INC.
2004 LONG-TERM INCENTIVE PLAN
[YEAR] STOCK OPTION AWARD

        Telephone and Data Systems, Inc., a Delaware corporation (the "Company"), hereby grants to James Barr (the "Optionee"), as of [DATE], pursuant to the provisions of the Telephone and Data Systems, Inc. 2004 Long-Term Incentive Plan (the "Plan"), a Non-Qualified Stock Option (the "Option") to purchase from the Company [NUMBER] shares of Common Stock at the price of $[PRICE] per share upon and subject to the terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.
Time and Manner of Exercise of Option.

        1.1.  Exercise of Option.    (a) In general.    The Option shall become exercisable in its entirety on December 15, [CALENDAR YEAR OF OPTION DATE]. In no event may the Option be exercised, in whole or in part, after [TENTH ANNIVERSARY OF OPTION DATE] (the "Expiration Date").

        (b)   Disability.    If the Optionee ceases to be employed by or of service to the Employers and Affiliates by reason of Disability, the Option shall become exercisable in its entirety, and after such date may be exercised by the Optionee (or the Optionee's Legal Representative) for a period of 12 months after the effective date of the Optionee's termination of employment or service or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee, to the same extent the Option was exercisable by the Optionee on the date of the Optionee's death, for a period ending on the later of (i) the last day of such original exercise period and (ii) 90 days after the date of the Optionee's death.

        (c)   Special Retirement.    If the Optionee ceases to be employed by or of service to the Employers and Affiliates by reason of Special Retirement (as defined below), the Option shall become exercisable in its entirety, and after such date may be exercised by the Optionee (or the Optionee's Legal Representative) for a period of 12 months after the effective date of the Special Retirement or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee, to the same extent the Option was exercisable by the Optionee on the date of the Optionee's death, for a period ending on the later of (i) the last day of such original exercise period and (ii) 90 days after the date of the Optionee's death. For purposes of this Award, "Special Retirement" shall mean an Optionee's termination of employment or service with the Employers and Affiliates on or after the later of (i) the Optionee's attainment of age 62 and (ii) the Optionee's Early Retirement Date or Normal Retirement Date, as such terms are defined in the Telephone and Data Systems, Inc. Pension Plan.

        (d)   Retirement.    If the Optionee ceases to be employed by or of service to the Employers and Affiliates by reason of Retirement (as defined below), the Option shall become exercisable in its entirety, and after such date may be exercised by the Optionee (or the Optionee's Legal Representative) for a period of 90 days after the effective date of the Retirement or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee, to the same extent the Option was exercisable by the Optionee on the date of the Optionee's death, for a period ending 180 days after the effective date of the Retirement. For purposes of this Award, "Retirement" shall mean an Optionee's termination of employment or service with the Employers and Affiliates on or after the Optionee's attainment of age 65 that does not satisfy the definition of "Special Retirement" set forth in Section 1.1(c).

        (e)   Resignation with Prior Consent of the Board.    If the Optionee ceases to be employed by or of service to the Employers and Affiliates by reason of the Optionee's resignation of employment or service at any age with the prior consent of the board of directors of such Optionee's Employer (as evidenced in the Employer's minute book), the Option shall become exercisable in its entirety, and after such date may be exercised by the Optionee (or the Optionee's Legal Representative) for a period of 90 days after such effective date or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee, to the same extent the Option was exercisable by the Optionee on the date of the Optionee's death, for a period ending 180 days after the effective date of the Optionee's resignation.

        (f)    Death.    If the Optionee ceases to be employed by or of service to the Employers and Affiliates by reason of death, the Option shall become exercisable in its entirety, and after the date of death may be exercised by the beneficiary or beneficiaries duly designated by the Optionee, for a period of 180 days after the date of death or until the Expiration Date, whichever period is shorter.

        (g)   Other Termination of Employment or Service.    If the Optionee ceases to be employed by or of service to the Employers and Affiliates for any reason other than Disability, Special Retirement, Retirement, resignation of employment or service with the prior consent of the board of directors of the Optionee's Employer (as evidenced in the Employer's minute book) or death, the Option shall become exercisable in its entirety, and after such date may be exercised by the Optionee (or the Optionee's Legal Representative) for a period of 30 days after the effective date of the Optionee's termination of employment or service or until the Expiration Date, whichever period is shorter. If the Optionee shall die within such original exercise period, the Option shall be exercisable only to the extent it is exercisable on the date of death and after the date of death may be exercised by the beneficiary or beneficiaries duly designated by the Optionee for a period of 120 days after the date of death or until the Expiration Date, whichever period is shorter. Notwithstanding any provision in this Award to the contrary, if the Optionee ceases to be employed by or of service to the Employers and Affiliates on account of the Optionee's negligence, willful misconduct, competition with an Employer or other Affiliate or misappropriation of confidential information of an Employer or other Affiliate, the Option shall terminate on the date the Optionee's employment or service with the Employers and Affiliates terminates, unless such Option terminates earlier pursuant to Section 1.2.

        1.2.  Forfeiture of Option Upon Competition or Misappropriation of Confidential Information.    Notwithstanding any other provision herein, the Option granted pursuant to this Award shall not be exercisable on or after any date on which the Optionee enters into competition with an Employer or other Affiliate, or misappropriates confidential information of an Employer or other Affiliate, as determined by the Company in its sole discretion. As of the date of such competition or misappropriation, the Option granted pursuant to this Award automatically shall terminate and thereby be forfeited to the extent it has not been exercised. In the event of such competition or misappropriation, the Optionee shall pay the Company, within five business days of receipt by the Optionee of a written demand therefor, an amount in cash determined by multiplying the number of shares of Stock purchased pursuant to each exercise of the Option within the six months immediately preceding such competition or misappropriation (without reduction for any shares of Stock delivered by the Optionee pursuant to Section 1.3 or Section 2.4 or withheld by the Company pursuant to Section 2.4) by the difference between (i) the Fair Market Value of a share of Stock on the date of such exercise and (ii) the purchase price per share of Stock set forth in the first paragraph of this Award.

        For purposes of the preceding paragraph, the Optionee shall be treated as entering into competition with an Employer or other Affiliate if the Optionee (i) directly or indirectly, individually or in conjunction with any person, firm or corporation, has contact with any customer of an Employer or other Affiliate or with any prospective customer which has been contacted or solicited by or on behalf of an Employer or other Affiliate for the purpose of soliciting or selling to such customer or prospective customer any product or service, except to the extent such contact is made on behalf of an Employer or other Affiliate, or (ii) otherwise competes with an Employer or other Affiliate in any manner or otherwise engages in the business of an Employer or other Affiliate.

        The Optionee shall be treated as misappropriating confidential information of an Employer or other Affiliate if the Optionee (i) uses confidential information (as described below) for the benefit of anyone other than an Employer or such Affiliate, as the case may be, or discloses the confidential information to anyone not authorized by an Employer or such Affiliate, as the case may be, to receive such information, (ii) upon termination of employment or service, makes any summaries of, takes any notes with respect to, or memorizes any confidential information or takes any confidential information or reproductions thereof from the facilities of an Employer or other Affiliate, or (iii) upon termination of employment or service or upon the request of an Employer or other Affiliate, fails to return all confidential information then in the Optionee's possession. "Confidential information" shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs, and other material embodying trade secrets or confidential technical, business, or financial information of an Employer or other Affiliate.

        1.3.  Method of Exercise.    Subject to the limitations set forth in this Award, the Option may be exercised by the holder of the Option (1) by giving written notice to the Vice President-Human Resources of the Company specifying the number of whole shares of Stock to be purchased and by accompanying such notice with payment therefor in full (unless another arrangement for such payment which is satisfactory to the Company has been made) either (i) in cash, (ii) in previously owned whole shares of Stock (which the holder has held for at least six months prior to the delivery of such shares of Stock or which the holder purchased on the open market and for which the holder has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (iii) to the extent legally permissible, in cash by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise, or (iv) a combination of (i) and (ii), and (2) by executing such documents and taking any other actions as the Company may reasonably request. If payment of the purchase price is made pursuant to clause (ii) of the first sentence of this Section 1.3, then any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the holder. No share of Stock shall be delivered until the full purchase price therefor has been paid.

        1.4.  Full or Partial Cancellation of Option.    In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised, cancelled or forfeited, the holder shall promptly return this Award to the Company. If the holder continues to have rights to purchase shares hereunder, the Company shall, within 10 days of the holder's delivery of this Award to the Company, either (i) mark the Award to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the holder a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Award in form and substance. If the holder does not return this Award to the Company, cancellation of the Option, to the extent it is expired, cancelled or forfeited, shall nonetheless be effective.

2.
Additional Terms and Conditions of Option.

        2.1.  Option Subject to Acceptance.    The Option shall become null and void unless the Optionee shall accept this Award. The Optionee shall be deemed to have accepted this Award unless the Optionee returns this Award to the Vice President-Human Resources of the Company within thirty (30) days of the Optionee's receipt of this Award, accompanied by a written statement that the Optionee does not accept this Award.

        2.2.  Nontransferability of Option.    The Option may not be transferred by the Optionee other than (i) to a beneficiary upon the Optionee's death (as designated on the form attached hereto or under the terms of the Plan), (ii) pursuant to a court order entered in connection with a dissolution of marriage or child support or (iii) by gift to a Permitted Transferee. Except as permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

        By accepting the Option, the Optionee agrees that if any beneficiary designated on a beneficiary designation form predeceases the Optionee or, if any corporation, partnership, trust or other entity which is a designated beneficiary is terminated, dissolved, becomes insolvent or is adjudicated bankrupt prior to the date of the Optionee's death, or if the Optionee fails to designate a beneficiary on a beneficiary designation form, then the Optionee hereby designates the following persons in the order set forth herein as the Optionee's beneficiary or beneficiaries with respect to the entire amount which the previous designated beneficiary would have been entitled to receive: (i) the Optionee's spouse, if living, or if none, (ii) the Optionee's then living descendants, per stirpes, or if none, (iii) the Optionee's estate.

        2.3.  Agreement by Optionee.    As a condition precedent to any exercise of the Option, the holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of shares of Stock and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

        2.4.  Withholding Taxes.    (a)     As a condition precedent to any issuance or delivery of shares of Stock upon exercise of the Option, the holder shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares of Stock, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of the Option. If the holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the holder.

        (b)   The holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company of whole shares of Stock, the Fair Market Value of which shall be determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the "Tax Date"), (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the holder upon exercise of the Option, the Fair Market Value of which shall be determined as of the Tax Date, (4) to the extent legally permissible, a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. No share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

        2.5.  Adjustment.    In the event of any conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination of shares in a reverse stock split, liquidation or other similar change in capitalization or event, the holder of the Option shall be entitled to receive upon the exercise of the Option, at a price determined by the Committee in its sole discretion, such shares of Stock or other securities, the value of which shall be determined by the Committee to be equivalent to the value of shares of Stock to which the holder would be entitled had the holder exercised the Option prior to the occurrence of such event. If any other event shall occur which in the judgment of the Board would warrant an adjustment to the number or designation of the class or classes of securities subject to the Option or the purchase price of a share of Stock subject to the Option, such adjustments shall be authorized by the Board and made by the Committee upon such terms and conditions as it may deem equitable and appropriate. To the extent that any such event or action taken under this Section 2.5 shall entitle the holder of the Option to purchase additional shares of Stock or other security, the shares of Stock subject to the Option shall be deemed to include such additional shares of Stock or other security. If any such adjustment would result in a fractional security being subject to the Option, the Company shall pay the holder, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the purchase price of such security. Any determination made by the Committee under this Section 2.5 shall be final, binding and conclusive.

        2.6.  Change in Control.    (a) Notwithstanding any other provision of this Award or any provision of the Plan, in the event of a Change in Control, the Option shall become immediately exercisable in full. In the event of a Change in Control pursuant to Section (b)(3) below, there may be substituted for each share of Stock subject to the Option, the number and class of shares into which each share of such Stock shall be converted pursuant to such Change in Control. In the event of such a substitution, the purchase price per share of stock then subject to the Option shall be appropriately adjusted by the Committee, but in no event shall the aggregate purchase price for such shares be greater than the aggregate purchase price for the shares of Stock subject to the Option prior to the Change in Control.

        (b)   For purposes of the Plan and this Award, "Change in Control" shall mean:

          (1)   the acquisition by any Person, including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally on matters (without regard to the election of directors) (the "Outstanding Voting Securities"), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2.6(b), or (v) any acquisition by the following persons: (A) LeRoy T. Carlson or his spouse, (B) any child of LeRoy T. Carlson or the spouse of any such child, (C) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (D) the estate of any of the persons described in clauses (A)-(C), (E) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar persons) provided that all of the current beneficiaries of such trust or similar arrangement are persons described in clauses (A)-(C) or their lineal descendants, or (F) the voting trust which expires on June 30, 2035, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such persons, collectively, the "Exempted Persons");

          (2)   individuals who, as of February 27, 2004, constituted the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company after February 27, 2004, whose election, or nomination for election by the

  Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

          (3)   consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company's assets) which are entitled to vote generally on matters (without regard to the election of directors), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 25% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (4)   approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

        2.7.  Compliance with Applicable Law.    The Option is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of shares hereunder, such shares will not be issued or delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

        2.8.  Delivery of Certificates.    Upon the exercise of the Option, in whole or in part, the Company shall, subject to Section 2.4, deliver or cause to be delivered one or more certificates representing the number of shares of Stock purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 2.4.

        2.9.  Option Confers No Rights as Stockholder.    The holder of the Option shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until such shares are purchased and delivered upon an exercise of the Option and the holder becomes a stockholder of record with respect to such delivered shares.

        2.10. Company to Reserve Shares.    The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

3.
Miscellaneous Provisions.

        3.1.  Option Confers No Rights to Continued Employment or Service.    In no event shall the granting of the Option or the acceptance of this Award and the Option by the Optionee give or be deemed to give the Optionee any right to continued employment by or service with any Employer or any subsidiary or affiliate of an Employer.

        3.2.  Decisions of Committee.    The Committee or its delegate shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Committee or its delegate regarding the Plan or this Award shall be final, binding and conclusive.

        3.3.  Award Subject to the Plan.    This Award is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

        3.4.  Successors.    This Award shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award or the Plan.

        3.5.  Notices.    All notices, requests or other communications provided for in this Award shall be made in writing either (a) by actual delivery to the party entitled thereto, (b) by mailing in the United States mails to the last known address of the party entitled thereto, via certified or registered mail, postage prepaid and return receipt requested, or (c) by telecopy with confirmation of receipt. The notice, request or other communication shall be deemed to be received in the case of delivery, on the date of its actual receipt by the party entitled thereto, in the case of mailing by certified or registered mail, five days following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt.

        3.6.  Governing Law.    The Option, this Award, and all determinations made and actions taken pursuant thereto and hereto, to the extent otherwise not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without regard to principles of conflicts of laws.

        3.7.  Counterparts.    This Award may be executed in counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

TELEPHONE AND DATA SYSTEMS, INC.
By:	[NAME] [TITLE]

Accepted this            day of
                                                 , 20    .

Optionee

TELEPHONE AND DATA SYSTEMS, INC. 2004 LONG-TERM INCENTIVE PLAN
[YEAR] STOCK OPTION AWARD
BENEFICIARY DESIGNATION FORM

        You may designate a primary beneficiary and a secondary beneficiary. You can name more than one person or entity as a primary or secondary beneficiary. For example, you may wish to name your spouse as primary beneficiary and your children as secondary beneficiaries. Your secondary beneficiary(ies) will receive nothing if any of your primary beneficiaries survive you. All primary beneficiaries will share equally unless you indicate otherwise. The same rule applies for secondary beneficiaries.

        Please be aware that if you are married and you name a primary beneficiary other than your spouse, this Beneficiary Designation Form is effective only if it is signed by your spouse and notarized by a Notary Public.

        Designate Your Beneficiary(ies):

Primary Beneficiary(ies) (give name, address and relationship to you):

Secondary Beneficiary(ies) (give name, address and relationship to you):

        I certify that my designation of beneficiary set forth above is my free act and deed.

Name (please print)	Signature Date

Spousal Consent

        If my spouse designated a person or entity other than myself as his or her primary beneficiary above, I hereby irrevocably and voluntarily agree to the above-named beneficiary and waive my rights to be sole primary beneficiary. By signing this waiver, I understand that the above-named person(s) or entity(ies) will receive benefits upon my spouse's death and that I will receive reduced or no benefits upon my spouse's death. I also understand that the beneficiary designation above is not valid unless I consent to it and my consent is irrevocable.

Spouse

Notary Public

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  Exhibit 10.3